Exhibit (e)(i)(2)

Annex I

To the Distribution Agreement by and between

SSGA Active Trust and State Street Global Advisors Funds Distributors, LLC

Fund	Symbol	Listing Exchange
SPDR SSGA Multi-Asset Real Return ETF	RLY	NYSE Arca, Inc.

SPDR SSGA Income Allocation ETF	INKM	NYSE Arca, Inc.

SPDR SSGA Global Allocation ETF	GAL	NYSE Arca, Inc.

SPDR Blackstone / GSO Senior Loan ETF	SRLN	NYSE Arca, Inc.

SPDR SSGA Ultra Short Term Bond ETF	ULST	NYSE Arca, Inc.

SPDR MFS Systematic Core Equity ETF	SYE	NYSE Arca, Inc.

SPDR MFS Systematic Growth Equity ETF	SYG	NYSE Arca, Inc.

SPDR MFS Systematic Value Equity ETF	SYV	NYSE Arca, Inc.

SPDR DoubleLine Total Return Tactical ETF	TOTL	NYSE Arca, Inc.

State Street Defensive Global Equity Portfolio	SSHAX

SPDR DoubleLine Short Duration Total Return Tactical ETF	STOT	BATS Exchange, Inc.

SPDR DoubleLine Emerging Markets Fixed Income ETF	EMTL	BATS Exchange, Inc.

SPDR SSGA US Sector Rotation ETF	XLSR	NYSE Arca, Inc.

SPDR SSGA Fixed Income Sector Rotation ETF	FISR	NYSE Arca, Inc.

As of April 2, 2019